EXHIBIT 10.22

ALERIS INTERNATIONAL, INC.

RETIREMENT BENEFIT RESTORATION PLAN

ALERIS INTERNATIONAL, INC.

RETIREMENT BENEFIT RESTORATION PLAN

WHEREAS, Aleris International, Inc. desires to adopt a benefit restoration plan for a select group of management and highly compensated employees;

NOW, THEREFORE, Aleris International, Inc. hereby establishes the Aleris International, Inc. Retirement Benefit Restoration Plan effective on January 1, 2005, the terms of which are set forth in this document as it may be amended from time to time.

ARTICLE 1

DEFINITIONS

1.1 “Account” means all ledger accounts pertaining to a Participant which are maintained by the Committee to reflect the amount of deferred compensation due the Participant. The Committee shall establish the following Accounts and any additional Accounts that the Committee considers necessary.

(a) Deferral Account—The Participant’s deferral, if any, between one percent (1%) and five percent (5%) of the Participant’s base Compensation and the Participant’s deferral, if any, between one percent (1%) and five percent (5%) of any incentive bonus paid to the Participant.

(b) Company Match Account—The Company’s matching accrual equal to a percentage of the Participant’s Deferral.

(c) Company Accrual Account—The Company’s discretionary accrual equal to a percentage of the Participant’s Compensation.

1.2 “Affiliate” shall mean any business entity that is a member of the Company’s controlled group as determined under sections 414(b), (c) or (m) of the Code).

1.3 “Aggregate Deferral” means the amount of Compensation deferred as an elective contribution on behalf of the Participant under the Aleris 401(k) Plan and/or the Commonwealth 401(k) Plan, as applicable, and the amount of Compensation deferred pursuant to Section 3.1.

1.4 “Aleris 401(k) Plan” means the Aleris International, Inc. Retirement Savings Plan, as amended from time to time.

1.5 “Beneficiary” means a person or entity designated by the Participant under the terms of the Plan to receive a payment under the Plan upon the death of the Participant.

1.6 “Board of Directors” means the Board of Directors of the Company.

1.7 “Change in Control” means the occurrence of any of the following events:

(a) A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of the Company.

(b) A change in the effective control of the Company occurs on the date that either –

(i) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent (35%) or more of the total voting power of the stock of such corporation; or

(ii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no change in the ownership of a substantial portion of the Company’s assets when there is a transfer to a related person or entity.

1.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9 “Commonwealth 401(k) Plan” means the Commonwealth Industries, Inc. 401(k) Plan, as amended from time to time.

1.10 “Commonwealth Cash Balance Plan” means the Commonwealth Industries, Inc. Cash Balance Plan, as amended from time to time.

1.11 “Company” means Aleris International, Inc.

1.12 “Company’s 401(k) Plans” means, collectively, the Aleris 401(k) Plan and the Commonwealth 401(k) Plan.

1.13 “Company Accrual” means the accrual, if any, which the Company in its sole discretion accrues with respect to the Participant’s Compensation during a Plan Year.

1.14 “Company Match” means the match, which the Company accrues with respect to the amount deferred during a Plan Year by a Participant under the Plan.

1.15 “Company Stock” means the common stock of the Company.

1.16 “Company Stock Fund” means Investment Fund comprised of non-monetary units equal to a corresponding number of whole shares of Company Stock.

1.17 “Compensation” means remuneration paid to a Participant by the Company during the portion of the Plan Year in which the Participant is eligible to participate in the Plan, or that would have been paid to a Participant during the Plan Year by the Company but for the Participant’s election to make a Deferral under the Plan or the Participant’s deferrals under a cash or deferred arrangement described in section 401(k) of the Code or a cafeteria plan described in section 125 of the Code, including and limited to regular base pay as determined by the Committee in its sole discretion, commissions, merit and incentive bonuses (other than bonuses paid by the Company with respect to services for a predecessor employer that has not adopted the Plan or with respect to services performed by the Participant prior to the Participant’s employment by the Company, as determined by the Committee in its sole discretion), excluding however, car allowance payments, membership payments, relocation payments and short-term disability pay.

1.18 “Committee” means the persons who are from time to time serving as members of the committee administering the Plan. Unless otherwise designated by the Board of Directors, the Committee shall mean the Compensation Committee of the Board of Directors.

1.19 “Deferral” means the amount of Compensation deferred under Section 3.1 of the Plan in accordance with a deferral election made by a Participant under Section 3.2.

1.20 “Deferred Compensation Ledger” means the ledger maintained by the Committee for each Participant which reflects the amount of Compensation deferred by the Participant under the Plan, Company Match and the Company Accrual provided under the Plan, and the amount of earnings and losses credited on each of these amounts.

1.21 “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. The Committee’s determination of a Participant’s Disability shall be in its sole discretion and shall be final.

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.23 “Investment Fund” means a hypothetical mutual fund or other investment option that is designated by the Committee for purposes of determining the amount of the Company’s deferred compensation obligation to a Participant under the Plan.

1.24 “Key Employee” means any employee or former employee (including any deceased employee) of the Company (or an entity that is a member of the Company’s controlled group as determined under sections 414(b), (c) or (m) of the Code) who at any time during the Plan Year that includes the determination date was an officer of the Company having Compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code), a five-percent owner of the Company, or a 1-percent owner of the Company having Compensation of more than $150,000. For this purpose, Compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee shall be made in accordance with section 409A and section 416(i)(1) (without regard to paragraph (5) thereof) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

1.25 “Participant” means an employee of a Company who is eligible to participate in the Plan.

1.26 “Participation Service” means the period or periods that a person is paid or is entitled to payment for performance of duties with the Company and Affiliate. For purposes of vesting, Participation Service begins on the date the Participant begins participating in the Plan and ends on the date of the Participant’s severance from employment with the Company and all Affiliates, each as determined by the Committee in its sole discretion; provided, however, that the Participation Service of a Participant who was employed by the Company on January 1, 2005 and who became a participant in the Plan during 2005 shall begin on January 1, 2005. Only full years of Participation Service with the Company or an Affiliate shall be counted under the Plan If a Participant is transferred from one Affiliate (including the Company) to another Affiliate (including the Company), his Participation Service shall not be interrupted and he shall continue to be in Participation Service for purposes of vesting. The employment records of the Company or Affiliate shall be conclusive for all determinations of Participation Service.

1.27 “Plan” means the Aleris International, Inc. Retirement Benefit Restoration Plan set out in this document, as amended from time to time.

1.28 “Plan Year” means a one-year period which coincides with the calendar year.

1.29 “Trust” means the Aleris International, Inc. Retirement Benefit Restoration Trust.

1.30 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.31 “Valuation Date” means the end of each business day.

ARTICLE 2

ELIGIBILITY

The employees eligible to participate in the Plan include the employees of the Company, who are in a select group of management or are highly compensated employees, as determined by the Committee. Employees holding the title of Vice President or above are eligible to participate in the Plan, as determined by the Chief Executive Officer. The Committee shall notify each Participant of the Participant’s eligibility to participate in the Plan. Each Participant in the Plan during a Plan Year shall continue to participate in the Plan unless the Committee shall have notified the Participant that the Participant will not be eligible to participate in the Plan. A former Participant who has been notified that the Participant will no longer participate in the Plan, but who remains in the employ of the Company, shall retain the balance in the Participant’s Accounts under the terms of the Plan, but the former Participant shall not make additional deferrals under Section 3.1 and no additional amounts shall be credited to such Participant’s Accounts under Sections 4.2, 4.3 and 4.4 during the periods in which the former Participant is not eligible to participate in the Plan; provided, however, interest shall continue to be credited to a former Participant’s account pursuant to Section 4.5.

ARTICLE 3

DEFERRALS AND ACCRUALS

3.1 Deferrals. For each Plan Year, a Participant may elect to defer a minimum of one percent (1%) but not more than five percent (5%) of the Participant’s base Compensation for the Plan Year and may defer a minimum of one percent (1%) and a maximum of five percent (5%) of any incentive bonus to be paid to the Participant for the Plan Year; provided, however, that such Participant’s Aggregate Deferrals shall not be in excess of five percent (5%) of the Participant’s total Compensation for the Plan Year.

3.2 Deferral Elections. A Participant may elect, within 30 days of notification that the Participant is eligible to participate in the Plan, to have amounts deferred under the Plan. Prior to the election period the Committee shall notify all eligible Participants of their right to make a deferral election. Once an election has been made as to the percentage to be deferred, it becomes irrevocable for the Plan Year. The election to defer a percentage of Compensation shall be effective only upon the timely receipt by the Committee of the Participant’s deferral election on such form as will be determined by the Committee from time to time. If a timely election form is not received from a newly-eligible Participant, the Participant shall be deemed to have elected not to defer any part of the Participant’s Compensation for that Plan Year. Except with respect to the election by a newly eligible Participant as described above, if the Committee fails to receive a properly filed election form on or prior to the beginning of the Plan Year or Years to which the election applies, revoking or modifying a prior election, the prior election shall remain effective for subsequent Plan Years until modified or revoked in accordance with this Section 3.2.

A Participant’s deferral election under the Plan shall be effective as of the first day of the Plan Year or as soon as administratively feasible following the Participant’s entry into the Plan.

3.3 Company Match Accrual. For each Plan Year, the Company shall credit the Company Match Account of each Participant who elects to defer a portion of Compensation under Section 3.2 of the Plan with an amount equal to the following:

(a) 100 percent (100%) of the Participant’s Aggregate Deferrals up to three percent (3%) of the Participant’s Compensation and 50 percent (50%) of the Participant’s Aggregate Deferrals up to the next two percent (2%) of the Participant’s Compensation less

(b) the maximum amount of employer matching contributions that could be contributed on behalf of the Participant to the Company’s 401(k) Plans, regardless of the timing or amount of actual deferrals under the Company’s 401(k) Plan.

Thus, the maximum Company Match Accrual that may be credited to the Company Match Account of each Participant shall be four percent (4%) of the Participant’s Compensation less the amount of employer matching contributions contributed that could be contributed on behalf of the Participant to the Company’s 401(k) Plans.

3.4 Company Accrual. Each Plan Year the Company may, in its sole discretion, credit the Company Accrual Account of each Participant in the Plan with an amount equal to the following:

(a) the percentage of a participant’s compensation contributed as an employer profit sharing contribution, if any, under the Aleris 401(k) Plan for such Plan Year, less

(b) as applicable,

(i) the actual employer profit sharing contribution, if any, contributed on behalf of the Participant under the Aleris 401(k) Plan or

(ii) the hypothetical benefit credit (but not the interest credit) to the account of the Participant under the Commonwealth Cash Balance Plan;

ARTICLE 4

ACCOUNT

4.1 Establishing a Participant’s Account. The Committee shall establish an Account for each Participant in a special Deferred Compensation Ledger which shall be maintained by the Company. The Account shall reflect the amount of the Company’s obligation to the Participant at any given time.

4.2 Deferral Account. The amount deferred by a Participant, if any, shall be credited to each Participant’s Deferral Account as soon as administratively feasible following the date on which the Participant would have received the amount deferred but for the Participant’s election to defer.

4.3 Company Match Account. The Company Match, if any, shall be credited to each Participant’s Company Match Account coincident with the crediting of the Participant’s Deferral to the Participant’s Deferral Account.

4.4 Company Accrual Account. The Company Accrual, if any, shall be credited to each Participant’s Company Accrual Account as of the last day of the Plan Year for the accrual attributable to Compensation paid during that Plan Year. Notwithstanding Section 1.17, the Company Accrual for the 2005 Plan Year shall be made on the basis of Compensation paid during the entire Plan Year (as opposed to Compensation paid during the portion of the Plan Year in which the Participant was eligible to participate in the Plan).

4.5 Adjustment of Participant’s Account. As part of a Participant’s total benefit under the Plan, each Participant’s Account shall be increased (or decreased) in an amount equal to the amount of earnings (or losses) deemed to be earned on the Participant’s bookkeeping Account established to enable the Company to determine its obligations under the Plan. Each Valuation Date the Committee or its delegate will determine the amount of earnings (or losses) to be allocated to a Participant’s Account based on the Participant’s deemed investments and will credit (debit) that amount to the Participant’s Account. For the purpose of determining the increase (or decrease) in a Participant’s Account, the Committee shall assume that the Participant’s Account is invested in units or shares of the Investment Funds in the proportions selected by the Participant in accordance with procedures established by the Committee. Any increase (or decrease) in the Participant’s account due to the adjustment under this Section shall be a part of the Company’s obligation to the Participant and payment of it shall be a general obligation of the Company. A Participant’s Account shall continue to be adjusted each Valuation Date until the Participant’s entire benefit due under the Plan has been paid in full. The determination of adjustment under this Section based on the deemed earnings (or losses) of the Participant’s Account shall in no way affect the ability of the general creditors of the Company to reach the assets of the Company in the event of the insolvency or bankruptcy of the Company or place any Participant in a secured position ahead of the general creditors of the Company. Although a Participant’s deemed investment selections made in accordance with the terms of the Plan and such procedures as may be established by the Committee shall be relevant for purposes of determining the Company’s obligation to the Participant under the Plan, there is no requirement that any assets of the Company shall be invested in accordance with the Participant’s investment selections.

4.6 Investment Funds. The Committee has the right to change the Investment Funds at its sole discretion, subject to the following limitations:

(a) Participants shall be given at least thirty (30) days notice of the change of Investment Funds; and

(b) the Plan contain a Company Stock Fund.

4.7 Investment Fund Elections. At the time the Participant files an initial election, the Participant shall file an Investment Fund election. The initial Investment Fund election shall designate, in whole percentages, how the amounts in the Participant’s Accounts will be allocated among each Investment Fund. Thereafter, on a daily basis, the Participant shall have the opportunity to reallocate amounts in the Participant’s Accounts, and to file a subsequent Investment Fund election.

Notwithstanding the preceding paragraph, all amounts credited to a Participant’s Company Match Account or Company Accrual Account must be allocated to the Company Stock Fund to the extent that such Participant has not complied with the Company’s ownership guidelines. The Committee’s determination of a Participant’s compliance with the Company’s ownership guidelines shall be in its sole discretion and shall be final.

4.8 Pro Rata Allocation. Except with respect to those amounts that must be credited to the Company Stock Fund in accordance with Section 4.7 of the Plan, all amounts in each Investment Fund that have been allocated to a Participant shall be divided pro rata among the Participant’s Deferral Account, Company Match Account, and Company Accrual Account.

4.9 No Warranties. Neither the Board of Directors, the Committee nor the Company warrants or represents in any way that the value of each Participant’s Accounts will increase and not decrease. Such Participant assumes all risk in connection with any change in such value.

ARTICLE 5

VESTING

5.1 Deferrals. A Participant shall have a 100 percent (100%) nonforfeitable interest in the Participant’s Deferrals under the Plan at all times. A Participant will also have a 100 percent (100%) nonforfeitable interest in any increase in the Deferral as a result of the crediting of interest in accordance with Section 4.5 after the Participant’s Deferral has been initially credited.

5.2 Death, Disability or Change in Control. The amount payable upon the Participant’s separation from service due to death or Disability or upon a Change in Control will be 100 percent (100%) of the amount credited to the Participant’s Accounts.

5.3 Severance Benefit. A Participant entitled to a distribution under the Plan for other than the Participant’s severance from employment due to death or Disability shall be entitled to a distribution equal to or up to the “vested interest” of such Participant in the Participant’s Accounts. For purposes of this Section, a Participant’s “vested interest” shall be an amount equal to the sum of (a) the total amount credited to all of the Participant’s Accounts other than the Participant’s Company Match Account and the Participant’s Company Accrual Account, plus (b) the total amount credited to the Participant’s Company Match Account and the Participant’s Company Accrual Account, adjusted for prior withdrawals, if any, and multiplied by the Participant’s vested percentage as shown in the vesting schedule set forth below:

Years of Participation Service	Vesting Percentage
Less than 1 year	0%
1 year	33%
2 year	67%
3 or more	100%

5.4 Forfeitures. If as a result of a Participant’s severance from employment other than due to death, Disability or Change of Control, a former Participant receives a distribution of his entire vested interest in his Accounts, the nonvested amount in his Accounts shall be immediately forfeited. A former Participant who received no distribution because he had no vested interest shall be treated as if he received a distribution of his entire vested interest in the Plan.

Any forfeitures under the Plan shall be used to reduce the Employer’s future contribution obligations under the Plan. Any forfeitures under the Plan may be used to pay Plan administrative expenses in the discretion of the Committee.

ARTICLE 6

DISTRIBUTIONS

6.1 Distributions. Subject to time of payment provisions contained in Section 6.8, benefits shall be distributed to a Participant following the occurrence of the earliest of any of the following events:

(a) a Participant’s separation from service with the Company for death, Disability or any other reason;

(b) the occurrence of a specified date as elected by the Participant;

(c) upon a fixed schedule as elected by the Participant;

(d) the occurrence of an Unforeseeable Emergency; or

(e) to the extent provided by section 409A of the Code and the regulations thereunder, the occurrence of a Change in Control.

6.2 Death. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries shall receive the value of the amounts credited to the Participant’s Accounts in the Deferred Compensation Ledger determined under Section 6.10, the distribution shall be made in one lump sum payment in cash.

Each Participant, upon notification of the Participant’s participation in the Plan, shall file with the Committee a designation of a Beneficiary or Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of the Participant’s death prior to the distribution of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger. The designation will be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary will be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing by the spouse in a form acceptable to the Committee in order to be effective.

6.3 Disability. Upon the Disability of a Participant, the Participant shall receive the value of the amounts credited to the Participant’s Accounts in the Deferred Compensation Ledger determined under Section 6.10, and the distribution shall be made in one lump sum payment in cash.

6.4 Separation from Service Prior to Death or Disability. Upon a Participant’s separation from service with the Company prior to the Participant’s death or Disability, the Participant shall receive the portion of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger, determined under Section 6.10, which is vested under Sections 5.1, 5.2 or 5.3, and the distribution shall be made in one lump sum payment or over a five or 10-year period, according to the Participant’s distribution election form completed upon entry into the Plan. Any amounts not vested upon the Participant’s separation from service prior to death or Disability shall be forfeited.

6.5 Specified Date or Fixed Schedule. In the event of the occurrence of the specified date or upon the fixed schedule as elected by the Participant, the Company shall pay to the Participant the portion of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger, determined under Section 6.10, which is vested under Sections 5.1, 5.2 or 5.3, and the distribution shall be made in one lump sum payment or over a five- or 10-year period, according to the Participant’s distribution election form completed upon entry into the Plan.

6.6 Unforeseeable Emergency. In the event the Participant suffers an Unforeseeable Emergency, the Company shall distribute to the Participant any portion of the Participant’s Account up to, but not in excess of, the benefit to which the Participant would have been entitled to upon separation from service as of the date the benefit under this Section is distributed, and the Participant’s Account shall be reduced by the amount so distributed.

Payment under this Section shall not be made to the extent that such emergency is or may be relieved:

(a) through reimbursement or compensation by insurance; or

(b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship; or

(c) by cessation of deferrals under the Aleris 401(k) Plan or Commonwealth 401(k) Plan.

A distribution on account of an Unforeseeable Emergency is permitted only if, as determined under regulations promulgated under section 409A of the Code, the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The Committee shall make the decision of whether or not, and to what extent, a benefit is payable to the Participant due to an Unforeseeable Emergency based on the facts and circumstances of the case. The Company’s decision as to whether or not a benefit is payable under this Section, and to what extent it is payable, shall be final, conclusive and binding on all persons.

Benefits due to an Unforeseeable Emergency shall be withdrawn first from a Participants’ Deferral Account, then, if required, from the Participant’s Company Match Account, then, if required, from the Participant’s Company Accrual Account.

6.7 Change in Control. In the event of the occurrence of a Change in Control, the Company shall pay to the Participant the portion of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger, determined under Section 6.10, which is vested under Section 5.2, and the distribution shall be made in one lump sum payment in cash. The distribution shall be made within 30 days following the consummation of the Change in Control.

6.8 Form and Time of Payment. The form and time of payment shall depend upon the type of event causing the payment of the Participant’s benefit.

(a) Form of Payment.

(i) If the event causing a payment of the Participant’s benefit is a death, Disability, Unforeseeable Emergency or Change in Control, the Participant’s benefit shall be paid as a single lump sum.

(ii) If the event causing the payment of the Participant’s benefit is the Participant’s separation from service with the Company for a reason other than death, Disability, or the occurrence of a specified date as elected by the Participant, or upon a fixed schedule as elected by the Participant, then the Participant’s benefit shall be paid as designated in a single lump sum payment or in substantially equal annual installments over a five (5) year period or a ten (10) year period.

(iii) If a Participant fails to designate a form of distribution, the Participant’s benefit under the Plan shall be made in a single lump sum payment. In addition, notwithstanding any provision in this Section to the contrary, if the Participant’s benefit to be distributed is $10,000.00 or less, the benefit shall be made in a single lump sum payment.

(iv) Distributions from the Plan may be made in cash or Company Stock, or a combination of cash or Company Stock, at the discretion of the Committee, except that any fractional shares shall be distributed in cash.

(b) Time of Payment.

(i) If the event causing a payment of the Participant’s benefit is a death, Disability, Unforeseeable Emergency, Change in Control or the occurrence of a specified date as elected by the Participant, the lump sum payment shall be made within 30 days of the event causing the payment.

(ii) If the event causing a payment of the Participant’s benefit is separation from service other than for death or Disability or the occurrence of a Change in Control, and the Participant elects, or is deemed to elect, to receive the Participant’s benefit in the form of a lump sum payment, the payment shall be made within 30 days following the six-month anniversary of the event causing the payment.

(iii) If the Participant elects to receive the Participant’s benefit in the form of installment payments, the first installment shall be made within 30 days of the six-month anniversary of the event triggering the payment, and each installment thereafter shall be paid on the anniversary of the first payment date. A Participant’s remaining benefit, after each installment, shall continue to receive interest and to be valued pursuant to ARTICLE 4. The amount of each installment for the five (5) and ten (10) year installment payouts shall be equal to the Participant’s benefit on the payment date multiplied by a fraction. The numerator of the fraction shall be one (1), and the denominator of the fraction shall be equal to the number of installments remaining to be paid including the current installment.

(iv) Notwithstanding any provision in the Plan to the contrary, all distributions to a Key Employee due to separation from service for any reason other than death or Disability shall not be made for at least six months following the Key Employee’s separation from service.

(c) Election to Change Form and Time of Payment. A Participant or former Participant may make a change in his election of form(s) and time(s) of payment. Any election change must be made no later than 12 months before the date on which such amounts were scheduled to be paid or commence to be paid under the Participant’s or former Participant’s original election, and such election change will not be effective until 12 months after the date of the election change. In addition, any such election change may not provide for a payment or commencement of payment that is earlier than five (5) years after the date on which such payment would otherwise have been made.

6.9 Responsibility for Distributions and Withholding of Taxes. The Committee shall furnish information to the Company concerning the amount and form of distribution to any Participant entitled to a distribution so that the Company may make or cause the Trust to make the distribution required. It will also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and will cause them to be withheld from such benefit and paid to the appropriate authority. No amounts (including shares of Company Stock) shall be distributed from the Plan until the Company has withheld, or received payment of, an amount sufficient to cover all sums due, including federal, state or local income, employment or excise taxes, with respect to that distribution.

6.10 Distribution Determination Date. For purposes of all distributions described in this Article, the determination date for valuing the amounts credited to a Participant’s Accounts shall be the Valuation Date immediately preceding the first day of the 30-day period described in Section 6.8, as applicable.

ARTICLE 7

ADMINISTRATION

7.1 Committee Appointment. The Committee which shall consist of not less than three members shall be appointed by the Board of Directors. Each Committee member shall serve until the member’s resignation or removal. The Board of Directors shall have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.

7.2 Committee Organization and Voting. The Committee shall select from among its members a chairman who shall preside at all of its meetings and shall elect a secretary without regard to whether that person is a member of the Committee. The secretary shall keep all records, documents and data pertaining to the Committee’s supervision and administration of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting shall decide any question brought before the meeting. In addition, the Committee may decide any question by a vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a Participant shall not vote or act on any matter relating solely to such member.

7.3 Powers of the Committee. The Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(a) to make rules and regulations for the administration of the Plan;

(b) to construe all terms, provisions, conditions and limitations of the Plan;

(c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect;

(d) to designate the persons eligible to become Participants;

(e) to determine all controversies relating to the administration of the Plan, including but not limited to:

(i) differences of opinion arising between the Company and a Participant; and

(ii) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest; and

(f) to delegate by written notice those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.

7.4 Committee Discretion. The Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under the Plan, including without limitation, the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this Article and elsewhere in this Plan. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and Beneficiaries, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

7.5 Annual Statements. The Committee shall cause each Participant to receive an annual statement as soon as administratively feasible after the conclusion of each Plan Year containing a statement of the Participant’s Accounts in the Deferred Compensation Ledger through the end of that Plan Year. The statement shall include a report of the Participant Deferral, Company Match, if any, and Company Accrual, if any, and the number of units credited to each Participant’s Accounts for that Plan Year.

7.6 Reimbursement of Expenses. The Committee shall serve without compensation for its services but shall be reimbursed by the Company for all expenses properly and actually incurred in the performance of its duties under the Plan.

ARTICLE 8

AMENDMENT AND/OR TERMINATION

8.1 Amendment or Termination of the Plan. The Board of Directors or Compensation Committee of the Board of Directors may amend the Plan at any time by an instrument in writing without the consent of any Participant. The Board of Directors may terminate the Plan at any time within the 12-month period following the consummation of a Change in Control or as otherwise permitted under section 409A of the Code by an instrument in writing without the consent of any Participant.

8.2 No Retroactive Effect on Awarded Benefits. No amendment shall affect the rights of any Participant to the amounts and/or units then standing to the Participant’s credit in the Participant’s Accounts in the Deferred Compensation Ledger. However, the Board of Directors shall retain the right to change at any time and in any manner the method of calculating all amounts deferred by a Participant, all amounts matched by the Company and all Company Accruals to be accrued in the future and the gauge to be used to determine future increases or decreases in amounts accrued or deferred after the date of the amendment.

8.3 Effect of Termination. If the Plan is terminated, all amounts deferred by Participants and matched or accrued by the Company and credited to a Participant’s Accounts shall immediately vest as if the Participant were entitled to and did separate from service on the date the Plan terminated. Distributions would then commence as permitted under section 409A of the Code.

ARTICLE 9

PAYMENT

9.1 Payments Under This Agreement Are the Obligation of the Company. The Company shall be liable for all benefits due the Participants under the Plan.

9.2 Payments May Be Made to a Rabbi Trust. Under all circumstances, the rights of the Participants to the assets held in any rabbi trust created with respect to the Plan shall be no greater than the rights expressed in this agreement. Nothing contained in the trust agreement which creates any such rabbi trust shall constitute a guarantee by any Company that the amounts transferred by it to the trust shall be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of judgment and/or general creditors should the Company become insolvent or bankrupt. Any trust agreement established with respect to a Plan must specifically set out these principles so it is clear in the trust agreement that the Participants are only unsecured general creditors of the Company with respect to their benefits under the Plan.

9.3 Participants Must Rely Only on General Credit of the Company. The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Under all circumstances the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in this agreement. Nothing contained in this agreement shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors and judgment creditors of the Company. Though the Company may establish or become a signatory to a rabbi trust to accumulate assets to help fulfill its obligations, the Plan and any trust created, shall not create any lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any asset held by the Company, contributed to any trust created, or otherwise be designated to be used for payment of any of its obligations created in this agreement. No specific assets of the Company have been or will be set aside, or will be transferred to a trust or will be pledged for the performance of the Company’s obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Company.

9.4 Plan Unfunded. It is intended that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 10

CLAIMS REVIEW

10.1 Claims for Benefits. In any case in which a claim for Plan benefits of a Participant or Beneficiary is denied or modified, the Committee shall furnish written notice to the Participant or former Participant within 90 days (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period), which notice shall:

(a) state the specific reason or reasons for the denial or modification;

(b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c) provide a description of any additional material or information necessary for the Participant, the Participant’s Beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(d) explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Participant, the Participant’s Beneficiary, or a representative of such Participant or Beneficiary desires to have such denial or modification reviewed, the Participant must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Participant, the Participant’s Beneficiary, or the representative of such Participant or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant, the Participant’s Beneficiary or the representative of such Participant or Beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, Beneficiary, or the representative of such Participant or Beneficiary prior to the commencement of the extension period.

This Section does not apply in connection with determinations as to whether a Participant or former Participant has incurred a Disability. Rather, such determinations shall be subject to the procedures specified in Section 10.2.

10.2 Disability Benefit Claims Procedure.

(a) Disability Benefit Initial Determination Procedure. In the case of a claim for Disability benefits, the Participant or former Participant should submit a claim to the office designated by the Committee to receive claims. Under normal circumstances, the Committee shall notify the Participant or former Participant of any Disability claim denial (wholly or partially) within 45 days after receipt of the claim.

The Committee retains the authority to unilaterally extend the initial 45-day Disability claim determination period by a period not to exceed an additional 30 days, if the Committee determines that such extension is necessary due to matters beyond the control of the Committee. If the initial Disability claim determination period is extended by the unilateral action of the Committee, the Committee shall, prior to the expiration of the initial 45 day Disability claim determination period, notify the Participant or former Participant in writing of the extension and of the circumstances requiring the extension of the Disability claim determination period.

If, prior to the end of the first 30-day extension, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the extension period, the Disability claim determination period may be extended for an additional 30 days, provided the Committee, prior to the expiration of the first 30-day extension period, notifies the Participant or former Participant in writing of the circumstances requiring the extension and the date on which the Plan expects to render a decision. In the case of any notice extending the Disability claim determination period, the notice must be in writing and shall specifically explain the standards on which the entitlement to a benefit is based; the unresolved issues that prevent a determination on a claim; additional information that is needed to resolve those issues; and, if additional information is required from the Participant or former Participant, a statement as to the amount of time the Participant or former Participant has to supply that information.

Calculation of Time Periods. The period of time within which a Disability benefit determination is required to be made shall begin on that date the claim is filed in accordance with this Section, without regard to whether all the information necessary to make the Disability benefits determination accompanies the filing. In the event the Disability claim determination period is extended due to the Participant or former Participant’s failure to submit information necessary to such determination, the Disability claim determination period shall be tolled from the date on which the notification of the extension is sent to the Participant or former Participant until the date on which the Participant or former Participant responds to the request for additional information. The Participant or former Participant shall be afforded at least 45 days from receipt of the notice of extension to provide the specified information. If the Participant or former Participant fails to supply the specified information within the 45-day period, the claim determination process shall continue and the specified information shall be deemed not to exist.

(b) Disability Claims Appeal Procedure. If a Participant or former Participant’s claim for a Disability benefit is denied (in whole or in part), the Participant is entitled to a full and fair review of that denial. A full and fair review of a Disability benefit claim denial shall provide the Participant or former Participant with 180 days from the receipt of any adverse claim determination to appeal the denial. If the Participant or former Participant does not file an appeal within 180 days of the adverse claim determination, such denial becomes final.

Under the full and fair review, the Participant or former Participant shall be afforded an opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the reviewing fiduciary. The Participant or former Participant shall be entitled to receive upon request and free of charge reasonable access to and copies of all information relevant to the claim. For purposes of a Disability benefit claim denial, the term “relevant” shall mean information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. For this purpose, the term “relevant” shall also include a statement of policy or guidance with respect to the Plan concerning the Disability benefit for the diagnoses of the Participant or former Participant, without regard to whether such advice or statement was relied upon in making the claims determination. The review of a benefit claim denial shall not afford any deference to the initial adverse claim determination.

The review of the Disability claim denial shall be conducted by the appropriate named fiduciary who is neither the named fiduciary who made the initial adverse claim determination nor subordinate to such individual.

In reviewing a denial of a claim for a Disability benefit, in which the denial was based in whole or in part on medical judgment, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional consulted upon review of an adverse benefit claim denial shall be neither the health care professional that was consulted in connection with the adverse benefit determination that is the subject of the appeal nor a subordinate of any such individual. The reviewing fiduciary shall provide the identification of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Participant or former Participant’s Disability benefit claim denial, without regard as to whether the advice was relied upon in making the benefit determination.

The appropriate reviewing fiduciary must take into account all comments, documents, records, and other information submitted by the Participant or former Participant relating to the claim, without regard as to whether the information was submitted or considered in the initial benefit determination. The Participant or former Participant may either represent himself or herself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The reviewing fiduciary can schedule any meeting with the Participant or former Participant or the Participant’s representative that it finds necessary or appropriate to complete its review.

If a timely request is made, the reviewing fiduciary shall notify the Participant or former Participant of the determination upon appeal within 45 days after receipt of the request for review (without regard to whether all the information necessary to make the benefit determination accompanies the filing). The reviewing fiduciary retains the authority to unilaterally extend the initial 45-day review period by a period not to exceed an additional 45 days, if the fiduciary determines that special circumstances exist requiring additional time for reviewing the claim. If the initial review period is extended by the unilateral action of the appropriate reviewing fiduciary, the fiduciary shall, prior to the expiration of the initial 45 day review period, notify the Participant or former Participant in writing of the extension. The written notice of extension shall identify the special circumstances necessitating the extension and provide the anticipated date by which the Plan expects to render the determination on review.

Calculation of Time Periods Upon Appeal. The period of time within which a determination on a Disability claim appeal is required to be made shall begin on that date the appeal is filed in accordance with this Section, without regard to whether all the information necessary to make the Disability benefits determination accompanies the filing. In the event the Disability claim review period is extended due to the Participant or former Participant’s failure to submit information necessary to such determination, the Disability claim review period shall be tolled from the date on which the notification of the extension is sent to the Participant or former Participant until the date on which the Participant or former Participant responds to the request for additional information. The Participant or former Participant shall be afforded at least 45 days from receipt of the notice of extension to provide the requested information. If the Participant or former Participant fails to supply the requested information within the 45-day period, the claims review process shall continue and the specified information shall be deemed not to exist.

The reviewing fiduciary shall provide the Participant or former Participant with a written notice of the Plan’s benefit determination upon review. The notice shall set forth the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the Participant or former Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant or former Participant’s claim for benefits, and a statement of the Participant or former Participant’s right to bring an action under ERISA.

If a decision is not given to the Participant or former Participant within the review period, the claim is treated as if it were denied on the last day of the review period.

The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the reviewing fiduciary must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the reviewing fiduciary notifies the Participant or former Participant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. The written notice must indicate the circumstances necessitating the extension and the anticipated date for the final decision. All decisions of the reviewing fiduciary must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the Participant or former Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant or former Participant’s claim for benefits, and a statement of the Participant or former Participant’s right to bring an action under ERISA. If a decision is not given to the Participant or former Participant within the review period, the claim is treated as if it were denied on the last day of the review period.

ARTICLE 11

MISCELLANEOUS

11.1 Limitation of Rights. Nothing in the Plan will be construed:

(a) to give any employee of any Company any right to be designated a Participant in the Plan;

(b) to give a Participant any right with respect to the Deferral, the Company Match accrued or Company Accrual accrued except in accordance with the terms of the Plan;

(c) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;

(d) to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or

(e) to give a Participant or any other person claiming through the Participant any interest or right under the Plan other than that of any unsecured general creditor of the Company.

11.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the amounts due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those amounts for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.

11.3 No Right of Employment. Nothing contained herein nor any action taken under the provisions hereof shall be construed as a contract of employment for any term of years, nor as conferring upon a Participant any right to be retained in the employ of the Company in the Participant’s present capacity, or any capacity. Nothing contained herein shall be deemed to restrict the right of the Company to discharge any Participant at any time.

11.4 Indemnification. The Company shall indemnify each Board of Directors member against any and all claims, loss, damages, expense (including reasonable counsel fees), and liability arising from any action, failure to act, or other conduct in the member’s official capacity, except when due to a Board of Directors member’s own gross negligence or willful misconduct.

11.5 Nonalienation of Benefits. No right or benefit provided in the Plan shall be transferable by the Participant except, upon the Participant’s death, to a named Beneficiary as provided in the Plan. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan, that right or benefit shall, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, the Participant’s or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

The Committee will instruct the Trustee to pay benefits in accordance with the terms of any order that has been determined, in accordance with Plan procedures, to be a domestic relations order as defined in section 414(p)(1)(B) of the Code. A domestic relations order as defined by section 414(p)(1)(B) of the Code may require the payment of an immediate cash lump sum to an alternate payee of a Participant’s vested benefits even if the Participant is not then entitled to receive an immediate payment of Plan benefits.

11.6 Reliance Upon Information. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s independent accountants or other advisors in connection with the administration of the Plan shall be deemed to have been taken in good faith.

11.7 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.8 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant shall be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

11.9 Gender and Number. If the context requires it, words of one gender when used in the Plan will include the other genders, and words used in the singular or plural will include the other.

11.10 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Ohio, except to the extent preempted by ERISA.

11.11 Effective Date. The Plan will be operative and effective on the 1st day of January 2005.

ARTICLE 12

ADOPTION OF PLAN BY OTHER EMPLOYERS

12.1 Adoption Procedure. With the written approval of the Company, any Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan except those, if any, specifically described in the adoption instrument, and providing all information required by the Sponsor. The Sponsor and the adopting Affiliate may agree to incorporate specific provisions relating to the operation of the Plan that apply to the adopting Affiliate only and shall become, only as to such adopting Affiliate and its employees, a part of the Plan.

12.2 Effect of Plan Amendment. The provisions of the Plan may be modified so as to increase the obligations of an adopting Affiliate only with the consent of such Affiliate, which consent shall be conclusively presumed to have been given by such Affiliate unless the Affiliate gives the Company written notice of its rejection of the amendment within 30 days after the adoption of the amendment.

12.3 Powers Reserved by Sponsor. The provisions of the Plan shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for Aleris International, Inc. and its employees, except that the power to appoint or otherwise affect the Committee and the power to amend or terminate the Plan shall be exercised exclusively by Aleris International, Inc. In addition, the power to designate Employees (including Employees of Affiliates) holding the title of Vice President or above, as eligible to participate in the Plan shall be exercised only by the Chief Executive Officer of Aleris International, Inc. The Sponsor shall act as the agent for each Affiliate that adopts the Plan for all purposes of administration thereof, and shall be the “plan administrator” of the Plan within the meaning of ERISA.

12.4 Termination of Participation.

(a) Any adopting Affiliate may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, the Sponsor may, in its discretion, terminate an Affiliate’s participation in the Plan at any time.

(b) The Plan will terminate with respect to any Affiliate that has adopted the Plan pursuant to this Section if the Affiliate ceases to be an Affiliate or revokes its adoption of the Plan by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Affiliate. If the Plan terminates with respect to any Affiliate, the employees of that Affiliate will no longer be eligible to be Participants in the Plan.

12.5 Single Plan. For purposes of the Code and ERISA, the Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.

12.6 No Joint Venture Implied. The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Plan. However, neither the adoption of the Plan by an Affiliate nor any act performed by it in relation to the Plan shall ever create a joint venture or partnership relation between it and Aleris International, Inc. or any other Affiliate.

IN WITNESS WHEREOF, the Company has executed this document on this          day of                     , 2005.

ALERIS INTERNATIONAL, INC.

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